Exhibit 99.1

MAGELLAN PETROLEUM CORPORATION

TERM SHEET

COMMON STOCK INVESTMENT AND PLACEMENT

MAY 10, 2010

Issuer: Magellan Petroleum Corporation (the “Company”)

Purpose Facilitate the Evans Shoal Transaction

Purchaser Young Energy Prize, S.A. (the “Purchaser”)

Purchase Approximately $15.6 million, being such amount as will bring the total stockholdings of the Purchaser and affiliates in the Company to approximately 33% of the outstanding shares of common stock as if the Purchaser exercised the outstanding warrant held by such Purchaser (the “Purchase”), subject to the satisfaction or waiver of closing conditions, including but not limited to the receipt of a favorable fairness opinion (see “Closing Conditions” below )

Purchase Price $3.00 per share

Other related transactions The Purchaser will provide material leadership and support, and working cooperatively with the Company’s Board and Business Development Committee to maximize shareholder value, shall identify sources of subsequent investment for the advancement of the Evans Shoal project and provide guidance for the completion of such financing so it is received by the Company no later than October 31, 2010,

Closing The closing of the transaction shall take place on or before the acquisition of Evans Shoal.

Restrictions on Transfer The Purchaser shall agree not to transfer any common stock acquired in the Purchase prior to December 31, 2012, without the prior approval of the Company, which approval will not be unreasonably withheld. Subject to the foregoing, the Company shall grant registration rights to the Purchaser for the common stock purchased by it, consistent with the registration rights previously granted to the Purchaser.

Percentage maintenance rights For a period ending December 31, 2012, the Purchaser shall have the right to purchase its pro rata portions of subsequently issued equity securities at the issue prices thereof, except securities issued: (i) to employees and others pursuant to the Company’s equity incentive plans; (ii) upon the exercise of options, warrants or convertible securities by the holders thereof.

Company duties The Company shall rely on the effort and diligence of the Special Transaction Committee (Committee ), counsel to such Committee and the advice of, and a fairness opinion prepared by, the Company’s financial advisor in developing the final terms and conditions of this agreement. With the advice of counsel, the Committee has considered the Company’s duties in assessing related party transactions, including, but not limited to those arising under the Revlon doctrine, and has concluded that the recommended transaction would be prudent and in the best interest of the shareholders of the Company, in conformance with legal requirements and would allow the Company to advance the Evans Shoal transaction.

Closing Conditions The closing shall be subject to the satisfaction of customary closing conditions for transactions of this kind, including but not limited to the receipt by the Company of a favorable fairness opinion from the financial advisor to the Committee.

Status Quo Maintenance The Purchaser shall agree for a period ending December 31, 2012 not to, without the approval of the Company: (i) acquire shares of capital stock in the Company; (ii) initiate, conduct, encourage or participate in (A) any proxy contest to elect directors of the Company in opposition to nominees of the Company’s Compensation, Nominating and Governance Committee or for any proposal for stockholder approval or (B) any unsolicited tender offer to acquire capital stock of the Company; or (iii) take any other action which is customarily prohibited by standstill agreements or provisions entered in to in connection with transactions of a similar kind.

Expenses At or promptly after the Closing, the Company shall pay or reimburse the Purchaser for the reasonable, documented expenses incurred by the Purchaser (not to exceed $00,000 )as a result of the negotiation of the terms and conditions of, and the preparation, negotiation, execution and delivery of definitive documents for, the investment made by the Purchaser at such closing. Expenses incurred by the Purchaser (to be discussed and agreed upon) in connection with material support provided by the Purchaser in advancing the Evans Shoal transaction, will be reimbursed by the Company

Definitive Documents The definitive documents for the Purchase shall be drafted in the first instance by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P. C., counsel to the Committee, and shall be finalized by discussion and negotiation between the Purchaser and the Committee and their respective counsel and other representatives.

The foregoing summary is intended as an outline and does not purport to include all the terms and conditions to be contained in definitive investment agreements.

MAGELLAN PETROLEUM CORPORATION

BY:	/s/ William H. Hastings
Name:	William H. Hastings
Title:	President

YOUNG ENERGY PRIZE S.A.

By:	/s/ Nikolay V. Bogachev
Name:	Nikolay V. Bogachev
Title:	Chairman, President & CEO

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